--------------------------------------------------------------------------------


                        ASSUMPTION REINSURANCE AGREEMENT


                                 by and between



                     UNUM LIFE INSURANCE COMPANY OF AMERICA


                                      and


                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                          Dated as of October 1, 1996




--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              Page
                                                              ----

ARTICLE I       DEFINITIONS...................................  1

ARTICLE II      BUSINESS ASSUMED..............................  4

ARTICLE III     NOTICES; ASSUMPTION CERTIFICATES; NOVATIONS...  4

ARTICLE IV      TERRITORY.....................................  6

ARTICLE V       CONTRACT ADMINISTRATION.......................  6

ARTICLE VI      PREMIUMS; RECOVERIES..........................  6

ARTICLE VII     TRANSFER OF ASSETS............................  7

ARTICLE VIII    OFFSETS.......................................  7

ARTICLE IX      ERRORS AND OMISSIONS..........................  8

ARTICLE X       DUTY OF COOPERATION...........................  8

ARTICLE XI      ARBITRATION...................................  8

ARTICLE XII     MISCELLANEOUS PROVISIONS......................  9
   Section 12.01.  Notices....................................  9
   Section 12.02.  Amendment.................................. 10
   Section 12.03.  Counterparts............................... 10
   Section 12.04.  No Third Party Beneficiaries............... 10
   Section 12.05.  Assignment................................. 10
   Section 12.06.  Governing Law.............................. 10


                                    EXHIBITS


EXHIBIT A      Option Letters

EXHIBIT B      Certificates of Assumption


                                   SCHEDULES


SCHEDULE 1.01  Insurance Contracts

SCHEDULE 1.02  Purchaser Separate Account

SCHEDULE 1.03  Seller Separate Account

SCHEDULE 3.01  Notices and Consents

                        ASSUMPTION REINSURANCE AGREEMENT
                        --------------------------------


          THIS ASSUMPTION REINSURANCE AGREEMENT (this "Agreement"), dated as of October 1, 1996, is made by and between UNUM Life Insurance Company of America, a Maine domiciled stock life insurance company ("Seller"), and The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company ("Purchaser").

          WHEREAS, Seller has agreed to cede and transfer to Purchaser the Insurance Contracts (as defined below) and Purchaser has agreed to assume the rights, obligations and liabilities of Seller under the Insurance Contracts; and

          WHEREAS, Seller and Purchaser are, concurrently with the execution of this Agreement, entering into an Indemnity Reinsurance Agreement (the "Indemnity Reinsurance Agreement") whereby Seller will cede and Purchaser will reinsure, on an indemnity reinsurance basis, the general account obligations of Seller under the Insurance Contracts pending the assumption of the Insurance Contracts by Purchaser under this Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          The following terms shall have the respective meanings set forth below throughout the Agreement:

          "Acquisition Agreement" means the Second Amended and Restated Asset
           ---------------------
Transfer and Acquisition Agreement entered into by and between Purchaser and Seller dated as of January 24, 1996, to which LLANY (as defined herein) has been added as a party.

          "Administrative Services Agreement" means the Administrative Services
           ---------------------------------
Agreement entered into by and between Purchaser and Seller dated as of the date hereof.

          "Affiliate" means, with respect to any Person, at the time in
           ---------
question, any other Person controlling, controlled by or under common control with such Person.

          "Agreement" means this Assumption Reinsurance Agreement.
           ---------

          "Certificateholder Notice" shall have the meaning set forth in Article
           ------------------------
III.

          "Certificateholders" means the certificateholders under the group
           ------------------
annuity contracts included within the Insurance Contracts.

          "Certificates of Assumption" shall have the meaning set forth in
           --------------------------
Article III hereof.

          "Contractholder Notice" shall have the meaning set forth in Article
           ---------------------
III.

          "Contractholders" means the holders of the group annuity contracts
           ---------------
included within the Insurance Contracts.

          "Effective Date" means October 1, 1996.
           --------------

          "Extra Contractual Obligations" means all liabilities for
           -----------------------------
consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by Seller or any of its Affiliates prior to the date hereof, whether intentional or otherwise, or from any reckless conduct or bad faith by Seller or any of its Affiliates, in connection with the handling of any claim under any of the Insurance Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts (provided that no liability with respect to which Purchaser or LLANY shall be entitled to indemnification under Section 10.01(a)(ii) of the Acquisition Agreement shall be deemed to be an Extra Contractual Obligation).

          "General Account Liabilities" means those Insurance Liabilities which
           ---------------------------
are general account obligations of Seller, excluding any general account liabilities which relate to (i) amounts transferred from the Seller Separate Account to the general account of Seller pending distribution to holders of the Insurance Contracts and (ii) amounts held in the general account of Seller pending transfer to the Seller Separate Account.

          "Indemnity Reinsurance Agreement" shall have the meaning set forth in
           -------------------------------
the second recital of this Agreement.

          "Insurance Contracts" means all group annuity contracts issued by
           -------------------
Seller that are listed on Schedule 1.01 hereto and in effect on the Effective Date and all certificates and participation agreements in effect as of the Effective Date issued in accordance with the terms of such group annuity contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith).

          "Insurance Liabilities" means all liabilities and obligations arising
           ---------------------
under the Insurance Contracts (including, without limitation, the Seller Separate Account Liabilities, but excluding any Extra Contractual Obligations), including, without limitation: (i) all liability for premium taxes arising on account of premiums paid or annuities purchased on or after the Effective Date,
(ii) all amounts payable on or after the Effective Date for returns or refunds of premiums under the Insurance Contracts, (iii) all liability for commission payments and other fees or compensation payable with respect to the Insurance Contracts to or for the benefit of brokers and service providers, to the extent that such amounts are or become payable on or after the Effective Date, (iv) all guaranty fund assessments and similar charges imposed with respect to the Insurance Contracts based on premiums paid on or after the Effective Date.

          "LLANY"  means Lincoln Life & Annuity Company of New York, an
           -----
Affiliate of Purchaser.

          "Notice" means a Contractholder Notice or a Certificateholder Notice.
           ------

          "Novated Contracts" shall have the meaning set forth in Article III
           -----------------
hereof.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

          "Purchaser" shall have the meaning set forth in the introductory
           ---------
paragraph of this Agreement.

          "Purchaser Separate Account" means the separate account of Purchaser
           --------------------------
described on Schedule 1.02 hereto.

          "Seller" shall have the meaning set forth in the introductory
           ------
paragraph of this Agreement.

          "Seller Separate Account" means the separate account of Seller
           -----------------------
described on Schedule 1.03 hereto.

          "Seller Separate Account Liabilities" means those insurance
           -----------------------------------
liabilities that are reflected in the Seller Separate Account and that relate to Insurance Contracts.

          "Trust Account" means the Trust Account established pursuant to the
           -------------
Trust Agreement.

          "Trust Agreement" means the Trust Agreement entered into by and among
           ---------------
the Purchaser, Seller and Trustee dated as of the date hereof.

          "Trustee" means the trustee named as such in the Trust Agreement and
           -------
any successor trustee appointed as such pursuant to the terms of the Trust Agreement.

                                   ARTICLE II

                                BUSINESS ASSUMED
                                ----------------

          Upon the terms and subject to the conditions and other provisions of this Agreement and any required governmental and regulatory consents and approvals, Seller hereby agrees to cede to Purchaser and Purchaser hereby agrees to accept and assume the Insurance Contracts. Purchaser agrees to indemnify, defend and hold harmless Seller (and its directors, officers, employees, Affiliates, successors and permitted assigns), in accordance with the procedures set forth in Section 10.02 and Section 10.03 of the Acquisition Agreement, from and against all Insurance Liabilities assumed by Purchaser pursuant to this Agreement.


                                  ARTICLE III

                  NOTICES; ASSUMPTION CERTIFICATES; NOVATIONS
                  -------------------------------------------

          Purchaser shall prepare for mailing to each Contractholder that is resident in a state where Seller and Purchaser have obtained all required regulatory approvals for the assumption of the Insurance Contracts, an option letter, including a rejection form, substantially in the form attached hereto as Exhibit A-1 (such option letters are hereinafter referred to as the "Contractholder Notices"). The Contractholder Notices shall be mailed by Purchaser to each such Contractholder, at the sole expense of Purchaser, on the date when all required regulatory approvals have been obtained for the assumption of each such Insurance Contract by Purchaser or as soon as practicable thereafter. Each Contractholder Notice shall be dated the date upon which it is mailed.

          Subject to regulatory requirements of the various states with respect to Contractholders resident in such states, Seller and Purchaser agree that a Contractholder will remain a Contractholder of Seller if a rejection of the assumption is delivered by such Contractholder to Seller or Purchaser prior to the expiration of the 30-day period which will commence on the date that the Contractholder Notice is sent to such Contractholder. In the event of such rejection, Certificateholder Notices will not be sent to Certificateholders under the Insurance Contracts held by such Contractholder (as otherwise provided for below) and such Certificateholders will remain as Certificateholders of Seller.

          Following the expiration of the 30-day period referred to above (or, if earlier, following the receipt of any affirmative consent from a Contractholder), Purchaser shall prepare for mailing to each Certificateholder under the applicable Insurance Contracts an option letter, including a rejection form, substantially in the form attached hereto as Exhibit A-2 (such option letters are hereinafter referred to as the "Certificateholder Notices"). The Certificateholder Notices shall be mailed promptly by Purchaser to each such

Certificateholder, at the sole expense of Purchaser. Each Certificateholder Notice will be dated the date upon which it is mailed.

          Subject to regulatory requirements of the various states with respect to Certificateholders resident in such states, Seller and Purchaser agree that a Certificateholder will remain a Certificateholder of Seller if a rejection of the assumption is delivered by such Certificateholder to Seller or Purchaser prior to the expiration of the 30-day period which will commence on the date that the Certificateholder Notice is sent to such Certificateholder. Seller and Purchaser agree further that, where the regulatory requirements of a particular state provide for a novation procedure different from that set forth in the preceding sentence, Insurance Contracts owned by a Certificateholder resident in such state will be novated in accordance with such procedure.

          Purchaser shall also prepare and mail certificates of assumption in the form attached hereto as Exhibit B-1 or B-2, as applicable (the "Certificates of Assumption").

          Insurance Contracts assumed by Purchaser hereunder as provided for above shall be deemed to have been assumed by novation and shall be defined herein as "Novated Contracts." Except as set forth below in this Article III, the effective date of novation of an Insurance Contract shall be the effective date of novation specified in the Certificateholder Notices sent in respect of such Insurance Contract, which date shall be (i) if the Certificateholder Notices are mailed on or prior to the 25th day of any month, the first day of the second month following the month in which such Certificateholder Notices are mailed, and (ii) if the Certificateholder Notices are mailed after the 25th day of any month, the first day of the third month following the month in which such Certificateholder Notices are mailed. With respect to an Insurance Contract held by a Contractholder or Certificateholder resident in a state where the regulatory requirements provide for a novation procedure different from the novation procedure set forth in the preceding sentence, the effective date of Novation shall be as set forth in the Notice sent to such Contractholder or Certificateholder, such Notice to be prepared in accordance with such regulatory requirements. Notwithstanding the foregoing, the effective date of novation of an Insurance Contract that has Seller Separate Account Liabilities related thereto shall be no earlier than the date upon which the assets supporting such Seller Separate Account Liabilities are transferred to the Purchaser Separate Account.

          Purchaser shall be the successor to Seller under the Novated Contracts as if the Novated Contracts were direct obligations originally issued by Purchaser. Purchaser shall be substituted in the place and stead of Seller, and each Contractholder and Certificateholder under a Novated Contract shall be entitled to disregard Seller as a party thereto and treat Purchaser as if it had been originally obligated thereunder. Each such Contractholder and Certificateholder shall have the right to file claims arising under the Novated Contracts on or after the effective date of such novation directly with Purchaser and shall have a direct right of action for Insurance Liabilities reinsured thereunder against Purchaser, and Purchaser hereby consents to be subject to direct action taken by any Contractholder or Certificateholder under a Novated Contract. Purchaser accepts and assumes the Novated Contracts subject to any and all defenses, setoffs and counterclaims to which Seller would be entitled in relation to the Insurance Liabilities, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated hereby and that Purchaser shall be fully subrogated to all such defenses, setoffs and counterclaims.

          Seller and Purchaser agree that, where the regulatory requirements of a particular state provide for a novation procedure different from that set forth in this Article III, Insurance Contracts owned by a Contractholder resident in such state will be novated in accordance with such procedure. In addition, notwithstanding the form of the Exhibits referred to above in this
Article III, the parties agree that such Exhibits will be modified for use in the various states to the extent required to comply with local regulatory requirements or as agreed by the parties. The parties generally intend to mail Notices and to seek consents as described in Schedule 3.01 hereto.


                                   ARTICLE IV

                                   TERRITORY
                                   ---------

          This Agreement shall apply to Insurance Contracts covering lives and risks wherever resident or situated.


                                   ARTICLE V

                            CONTRACT ADMINISTRATION
                            -----------------------

          Following the respective effective dates of novation of the Novated Contracts, Purchaser shall have sole direct responsibility for the administration and servicing of the Novated Contracts. Seller agrees that, after the respective effective dates of novation of the Novated Contracts, it will forward to Purchaser immediately upon receipt all notices and other written communications received by it relating to Novated Contracts (including, without limitation, all inquiries or complaints from state insurance regulators, agents, brokers and insureds and all notices of claims, suits and actions for which it receives service of process).


                                   ARTICLE VI

                              PREMIUMS; RECOVERIES
                              --------------------

          Seller shall remit to Purchaser or Purchaser shall retain, as applicable, 100% of all premiums, contract loan repayments and other amounts received by Seller or Purchaser with respect to the Novated Contracts on or after the respective dates of novation including, but not limited to, all administrative expense and deposit charges deducted from the remittance of premiums or other amounts billed separately, asset charges collected, market value adjustments collected and back-end loadings collected under the Novated Contracts.

          Effective on the respective effective dates of novation, Purchaser shall have sole direct responsibility for billing and collecting premiums in respect of, and principal and interest payments on contract loans under, the Novated Contracts.


                                  ARTICLE VII

                               TRANSFER OF ASSETS
                               ------------------

          On the respective dates of novation, Seller shall transfer and assign to Purchaser all contract loans under the Novated Contracts. In addition, Seller shall, on the effective date of novation specified in the Notice sent in respect of an Insurance Contract which has Seller Separate Account Liabilities related thereto, transfer to the appropriate Purchaser Separate Account the assets of the Seller Separate Account which support the Seller Separate Account Liabilities arising under each Insurance Contract so novated.

          In the event that contract loans are transferred by Seller to Purchaser or assets are transferred from the Trust Account to Purchaser with respect to a Novated Contract which is subsequently finally determined in a judicial proceeding or by regulatory action not to have been novated, Purchaser shall transfer any contract loans under such Insurance Contract to Seller and shall transfer to the Trust Account assets with a market value on the date of transfer in an amount at least equal to the General Account Liabilities (less any contract loans) arising under such Insurance Contract on the date of transfer. In the event that assets are transferred to the Purchaser Separate Account with respect to a Novated Contract which is subsequently determined not to have been novated, Purchaser shall transfer to the Seller Separate Account the assets in the Purchaser Separate Account relating to the Purchaser separate account liabilities arising under such Insurance Contract on the date of transfer.


                                  ARTICLE VII

                                    OFFSETS
                                    -------

          Any debts or credits between Seller and Purchaser arising under this Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.

                                   ARTICLE IX

                              ERRORS AND OMISSIONS
                              --------------------

          Inadvertent delays, errors or omissions made by either Seller or Purchaser in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have attached to such party had such delay, error or omission not occurred, provided that the party causing such delay error or omission rectifies the same as soon as possible after its discovery thereof.


                                   ARTICLE X

                              DUTY OF COOPERATION
                              -------------------

          Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. This duty to cooperate shall include obtaining the governmental and regulatory consents and approvals and taking the other steps necessary for the assumption of the Insurance Contracts, as described in Article III hereof.


                                   ARTICLE XI

                                  ARBITRATION
                                  -----------

          It is the intention of the parties hereto that customs and usages of the business of indemnity reinsurance and assumption reinsurance shall be given full effect in the interpretation of this Agreement other than to the extent that the unique aspects of the transaction render such customs and usages inapplicable. The parties hereto shall act in all things with the highest good faith. Any dispute or difference with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be submitted to arbitration, which shall be mandatory and binding; provided, however, that this Article XI shall not apply in the event Purchaser shall become subject to a delinquency proceeding as defined in Section 27-9-1-2 of the Indiana Insurance Law. The arbitrators shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict legal principles.

          The arbitration shall be held in Portland, Maine, and shall consist of three arbitrators who must be active or retired executive officers of life insurance companies other than the parties to this Agreement, their Affiliates or subsidiaries. Seller shall appoint one arbitrator and Purchaser the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Academy of Actuaries.

          Decisions of the arbitrators shall be by majority vote. The cost of arbitration, including the fees of the arbitrators, shall be borne as the arbitrators shall decide.

          Judgment upon any award granted by the arbitrators may be entered in a Federal court of competent jurisdiction in Portland, Maine.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 12.01.  Notices.  Any notice required or permitted hereunder
                          -------
shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

          (1)  If to Purchaser to:

               The Lincoln National Life Insurance Company
               1300 South Clinton Street
               P.O. Box 1110
               Fort Wayne, Indiana   48601-1110
               Attention:  Carl L. Baker
               Telecopier No.:  (219) 455-5135

               With a concurrent copy to:

               Sutherland, Asbill & Brennan
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004
               Attention:  David A. Massey
               Telecopier No.:  (202) 637-3593

          (2)  If to Seller to:

               UNUM Life Insurance Company of America
               2211 Congress Street
               Portland, Maine  04122
               Attention:  Kevin J. Tierney
               Telecopier No.:  (207) 770-4377

               With a concurrent copy to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               125 West 55th Street
               New York, New York  10019-5389
               Attention:  Donald B. Henderson, Jr.
               Telecopier No.:  (212) 424-8500

          Any party may, by notice given in accordance with this Agreement to the other party, designate another address or person for receipt of notices hereunder.

          Section 12.02.  Amendment.  This Agreement may not be modified,
                          ---------
changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

          Section 12.03.  Counterparts.  This Agreement may be executed by the
                          ------------
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          Section 12.04.  No Third Party Beneficiaries.  Except as otherwise
                          ----------------------------
specifically provided for herein, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 12.05.  Assignment.  This Agreement shall be binding upon and
                          ----------
inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

          Section 12.06.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY
                          -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the Effective Date.

                              UNUM LIFE INSURANCE
                                COMPANY OF AMERICA



                              By:  /s/ Kevin J. Tierney
                                  ----------------------
                                  Name:  Kevin J. Tierney
                                  Title: Senior Vice President and
                                           General Counsel


                              THE LINCOLN NATIONAL LIFE
                                INSURANCE COMPANY



                              By:  /s/ Kelly D. Clevenger
                                  ------------------------
                                  Name:  Kelly D. Clevenger
                                  Title: Vice President